SUB-ITEM 77Q1: Exhibits.

(a)(1) Articles Supplementary to the Articles of Incorporation are incorporated herein by reference to Exhibit (a)(28) in Registrant’s PEA No. 42.

(a)(2) Articles Supplementary to the Articles of Incorporation are incorporated herein by reference to Exhibit (a)(29) in the Registrant’s PEA No. 43.

(a)(3) Amendment No. 2 to the By-Laws of Registrant adopted on September 11, 2006 is incorporated herein by reference to Exhibit (b)(3) in the Registrant’s PEA No. 43.

(e)(1) Investment Advisory Agreement between The Glenmede Fund, Inc. and Glenmede Advisers, Inc. relating to the Absolute Return Portfolio is incorporated herein by reference to Exhibit (d)(24) in Registrant’s PEA No. 43.

(e)(2) Investment Advisory Agreement between the Glenmede Fund, Inc. and Glenmede Advisers, Inc. relating to the Total Market Long / Short Portfolio is incorporated herein by reference to Exhibit (d)(25) in Registrant’s PEA No. 43.